Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER AND JULY SALES RESULTS

Guides to Second Quarter Earnings per Share Range of $0.62 to $0.64

SAN FRANCISCO – August 8, 2013 – Gap Inc. (NYSE: GPS) today reported that net sales for the second quarter of fiscal year 2013 increased 8 percent compared with the second quarter of fiscal year 2012, and that July 2013 net sales increased 5 percent compared with last year.

“We are pleased with our second quarter performance overall, and we’re focused on continuing our momentum as we move into the second half of the year,” said Glenn Murphy, chairman and chief executive officer of Gap Inc.

Net sales for the second quarter, which ended August 3, 2013, were $3.87 billion compared with $3.58 billion for the second quarter last year. In addition, net sales for the four-week period ended August 3, 2013 were $1.12 billion compared with net sales of $1.06 billion for the four-week period ended July 28, 2012.

Due to the 53rd week in fiscal year 2012, comparable sales for July 2013 and the second quarter of fiscal year 2013, respectively, are compared to the four-week and 13-week periods ended August 4, 2012. On this basis, Gap Inc.’s comparable sales for July 2013 were up 1 percent compared with a 10 percent increase for July 2012, and the company’s second quarter comparable sales were up 5 percent compared with a 4 percent increase in the second quarter last year.

July Comparable Sales Results
Comparable sales by global brand for July 2013 were as follows:

•	Gap Global: positive 7 percent versus positive 10 percent last year

•	Banana Republic Global: negative 1 percent versus positive 8 percent last year

•	Old Navy Global: negative 5 percent versus positive 12 percent last year

Second Quarter Comparable Sales Results
Comparable sales by global brand for the second quarter of fiscal year 2013 were as follows:

•	Gap Global: positive 6 percent versus positive 3 percent last year

•	Banana Republic Global: negative 1 percent versus positive 6 percent last year

•	Old Navy Global: positive 6 percent versus positive 3 percent last year

Second Quarter Guidance
The company expects diluted earnings per share for the second quarter of fiscal year 2013 to be in the range of $0.62 to $0.64. This compares to diluted earnings per share for the second quarter of fiscal year 2012 of $0.49.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on August 8, 2013 and available for replay until 1:00 p.m. Pacific Time on August 16, 2013.

Second Quarter Earnings
Gap Inc. will release its second quarter earnings results via press release on August 22, 2013 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s second quarter results during a live conference call and webcast on August 22, 2013 at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 7045156). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

August Sales
The company will report August sales on September 5, 2013.

Forward-Looking Statements
This press release and the related sales recording contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	earnings per share for the second quarter of fiscal year 2013.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements.
These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 8, 2013. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
press@gap.com